UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

EQT CORPORATION
(Name of Registrant as Specified in Its Charter)

TOBY Z. RICE

DEREK A. RICE

J. KYLE DERHAM

WILLIAM E. JORDAN

DANIEL J. RICE IV

DANIEL J. RICE III

ANDREW L. SHARE

RICE INVESTMENT GROUP, L.P.

THE RICE ENERGY 2016 IRREVOCABLE TRUST

LYDIA I. BEEBE

LEE M. CANAAN

DR. KATHRYN J. JACKSON

JOHN F. MCCARTNEY

HALLIE A. VANDERHIDER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Toby Z. Rice, together with the other participants named herein (collectively, the “Rice Group”), has filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of EQT Corporation, a Pennsylvania corporation (“EQT”).

Item 1: On June 17, 2019, the Rice Group issued a presentation outlining the Rice Group’s Strategic Plan for the Company, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Item 2: Also on June 17, 2019, The Wall Street Journal issued a Q&A with Toby Z. Rice, the text of which is as follows:

Q&A: Rice Brother Makes Case for EQT

Wall Street Journal

By Neanda Salvaterra

17 June 2019

Toby Rice sold Rice Energy Inc., the company his family founded and he ran with his brothers, to EQT Corp. for $6.7 billion in 2017, creating the largest U.S. producer of natural gas.

Now, Mr. Rice is directing an effort to take over EQT, which he says has been mismanaged since the deal. In April the Journal spoke to EQT’s Chief Executive Officer Robert McNally, who defended his firm’s strategy.

In less than a month, shareholders will choose between EQT’s board of directors and Mr. Rice’s nominees. In an interview with the Journal’s Christopher M. Matthews, Mr. Rice discussed why he believes his team is better suited to run the combined company. Edited excerpts:

Q: What’s wrong with the way EQT is currently being run, in your view?

A: This management team is disconnected from what's really happening in the business, and this board has failed to provide the proper oversight. The truth is EQT is the highest cost operator among its peers. Even if they achieve the goals they’ve laid out, they will be the highest cost operator.

The CEO today is saying everything is great. He was saying that in early 2018 when he was CFO, right before they had a $300 million [capital expenditure] miss.

Q: Why should shareholders back you and your team to run the company?

A: During our time running Rice, we outperformed our peers by 95%. We created a great culture. We were voted a top place to work in Pittsburgh. We also developed cutting-edge technology. Those are things we can immediately bring to the company.

We tried fixing this business by having a couple of board seats and that wasn’t sufficient. We need to have more influence, we need to have control over this board so we can put a management team in place that can deliver for shareholders.

Q: EQT’s management recently told shareholders some of your board nominees have ties to your family and are not independent enough. What’s your response to that?

A: These personal attacks are a distraction from the real issues. They can talk about baseball coaches if they want, but we’re going to be talking about results.

The choice is going to be pretty clear. It will be a choice between a failed management team and board that has a history of bad capital allocations versus a proven operator that has experience delivering results.